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                                                                    Exhibit 10.8

March 24, 2000

Michael W. Ferro Jr.
Click Commerce, Inc.
919 North Michigan Avenue
37th Floor
Chicago, Illinois  60611

     RE:  Long Term Business Relationship

Dear Mr. Ferro:

Andersen Consulting LLP ("Andersen Consulting") is pleased to enter into this letter agreement relating to a future long term business relationship between
Andersen Consulting and Click Commerce, Inc. ("Click").   This letter will
confirm our agreement to negotiate further mutually acceptable arrangements ("Arrangements"), including the pursuit of the additional business objectives more specifically discussed below.

The Arrangements contemplated in this letter shall be subject to (1) Andersen Consulting obtaining all internal Andersen Consulting and Andersen Worldwide approvals (if necessary) for the Arrangements, (3) Click obtaining all corporate and shareholder approvals and consents required for the Arrangements, and (3) the execution of various definitive agreements ("Definitive Agreements") mutually agreeable to the parties (such Definitive Agreements to be on terms consistent with this letter).

These Arrangements have five components: (1) a "marketing alliance component", whereby we will seek mutual and independent success in the marketplace (the "Alliance"); (2) an "initial equity component", whereby Andersen Consulting (or an affiliate) will purchase common stock of Click (the "Equity Investment"); (3) a "solution launch assessment", whereby Andersen Consulting and Click will jointly assess the capabilities of Click and its products, and the parties will agree upon a joint marketing strategy and various project related initiatives (the "Assessment"), (4) a project based engagement by Click of Andersen Consulting for the performance of certain project based consulting activities as agreed by the parties, and (5) a "warrant component", whereby Andersen Consulting (or an affiliate) will receive warrants to purchase Click common stock, with the vesting of such warrants contingent upon Andersen Consulting (or its affiliates or third parties agreed to by the parties acting on Andersen Consulting's behalf) satisfying certain Click revenue targets (the "Warrant Arrangement").

This letter describes the broad terms of these elements to ensure both organizations have a common understanding. We each agree to enter into good faith negotiations to finalize the specific terms of the contemplated future agreements and to take all necessary steps to obtain the necessary board, management and shareholder approvals, as the case may be.

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COMPONENT #1: THE MARKETING ALLIANCE

Click and Andersen Consulting are entering into a "Marketing Alliance" to achieve mutual and independent success in the marketplace through the promotion
of Click products and related services and Andersen Consulting services.   This
Marketing Alliance shall be based on the following basic principles:

 . We will jointly develop specific objectives, targets and plans for business development for the benefit of both parties, including joint support for marketing, investments, target segments and specific named accounts.

 . Each party will promptly evaluate which of its existing customers and prospects may provide marketing opportunities for the products and services of the other party. The parties will thereafter exchange such information and begin appropriate marketing activities.

 . Each party will provide for active management for its participation and each party will promptly designate an executive sponsor and a team leader for this relationship.

 . The parties will jointly manage the Marketing Alliance, but the parties will remain independent, and neither party shall have the right to speak for, or enter into binding legal commitments on behalf of, the other party.

 . The parties will mutually agree on each party's use of the other's name, logos and other intellectual property in marketing activities.

 . Each party will identify one highly qualified account for initial joint marketing activities. Any revenue generated for Click from the Andersen Consulting account shall be considered as satisfying a portion of the revenue targets under the Warrant Arrangement.

 . As of the date of the joint marketing alliance agreement and continuing during the term of the joint marketing alliance agreement, Click shall designate Andersen Consulting as a "Click Preferred Systems Integrator" on a global basis, and except for its strategic alliances existing prior to the date hereof, Click shall not designate more than one other Click Preferred Systems Integrator. The joint marketing alliance agreement shall define the meaning of a Click Preferred Systems Integrator and describe the marketing activities of Click associated with such a designation. Except for certain marketing activities as provided in the joint marketing alliance agreement, Click shall not be precluded from working with any other systems integrator in any manner.

The parties will enter into a further joint marketing alliance agreement that will contain more detailed terms and conditions as agreed to by the parties.

COMPONENT #2:  ANDERSEN CONSULTING'S  EQUITY INVESTMENT IN CLICK

Andersen Consulting (or an affiliate) will purchase shares of Click common stock for $10 million in cash, with the number of shares acquired equaling a 2% interest in Click, post-investment, on a fully diluted basis (i.e., after the exercise of all warrants and preferred stock) at a valuation of $500 million. Andersen Consulting will purchase the common stock from certain existing stockholders of Click. Andersen Consulting (or an affiliate) shall have the right to introduce a qualified senior executive of Andersen Consulting (or an affiliate) for consideration by Click as a nominee to the board of directors of Click, subject to Click's chief executive officer approving the qualifications of such member.

The stock purchase will be pursuant to a stock purchase agreement in form and substance mutually satisfactory to the parties. Andersen Consulting shall become a party to the existing Click stockholders'

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agreement (which includes certain registration rights for Andersen Consulting).
The shares so purchased may be subsequently transferred only in compliance with applicable laws, rules and regulations, the purchase agreement and the applicable provisions of the Click stockholders' agreement.

COMPONENT #3:  SOLUTION LAUNCH ASSESSMENT

On or about May 15, 2000, Andersen Consulting and Click will jointly commence the Assessment. Andersen Consulting will dedicate a team of personnel to the Assessment for approximately six weeks. The team is contemplated to include one alliance executive, two managers and two consultants, with individual participation as agreed by the parties. Click shall pay Andersen Consulting's reasonable out-of-pocket expenses, but no professional services fees for the services performed for conducting the Assessment.. The Assessment work would be specified in mutually agreed arrangement letters and covered by a mutually agreed consulting services agreement (the "CSA").

COMPONENT #4:  PROJECT BASED ARRANGEMENT

Click and Andersen Consulting will enter into additional arrangement letters under the CSA for the provision of additional services that Click requests to implement the Assessment. Andersen Consulting will bill Click, and Click will pay, for these services at 75% of Andersen Consulting's standard rates. The CSA will have a term of three years (the "CSA Term"). The parties will work together to determine the specific nature of these services. While the parties have discussed a team composition of approximately ten appropriately skilled Andersen Consulting personnel for approximately six months, the final term and composition of the team will be as agreed by the parties. Click agrees that during the CSA Term, no potential competitor of Andersen Consulting shall be paid more in fees for consulting services associated with Click's internal infrastructure than Andersen Consulting. "Click's internal infrastructure" as referenced in the proceeding sentence shall be further defined by the parties in the CSA.


COMPONENT #5:  WARRANT ARRANGEMENT

At the time of the Equity Investment and commencement of the Marketing Alliance, Click shall grant, pursuant to a mutually-agreed Warrant Agreement, to Andersen Consulting (or an affiliate) warrants to purchase a number of shares of common stock of Click equivalent to the number of shares purchased by Andersen Consulting (or an affiliate) in the Equity Investment. The warrants shall have an exercise price equal to the price per share paid by Andersen Consulting (or an affiliate) in the Equity Investment. The warrants shall vest based on the recognition by Click of certain revenue levels from clients acquired based on the activities of Andersen Consulting (i.e., each $4 million of aggregate Click revenue will vest 10% of such warrants, with an aggregate target of $40 million over the three years following the granting of the warrants). A mutually agreeable penalty shall apply in the event Andersen Consulting fails to generate any revenue which shall decrease proportionally as the warrants vest. The revenue shall be deemed recognized based upon the amount of fees indicated to be received by Click in executed contracts.


DISCLOSURE OF ARRANGEMENTS

Prior to the closing of the stock purchase, and except as provided in this paragraph, Click may not use Andersen Consulting's name, logo or other intellectual property in any communication, release or otherwise without the prior written consent of Andersen Consulting. Following the closing of the stock purchase, Click may only use Andersen Consulting's name, logo or other intellectual property as provided in the joint marketing alliance. Click may disclose its business relationship with Andersen Consulting, this letter and any associated contracts only to the extent appropriate or required under applicable

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securities laws and regulations, provided that Click will use its reasonable efforts to give Andersen Consulting as much prior written notice of such disclosure as possible and Click shall use commercially reasonable efforts to summarize and/or redact any terms of such business relationship and contracts that are deemed confidential by Andersen Consulting. Subject to the reasonable approval of Click's legal counsel, Click will allow Andersen Consulting to participate in and to assist Click in preparing any documentation necessary to summarize and/or redact such confidential information from securities filings.

MISCELLANEOUS

In the event that either party should become liable to the other in conducting the activities contemplated in this letter, neither party will be liable to the other for any indirect, special, incidental, consequential, exemplary or punitive damages or for any form of damages other than direct damages.

Prior to entering into any of the Definitive Agreements contemplated by items
(1) through (5) above, this letter shall terminate upon written notice (1) from Click to Andersen Consulting that Click will not be able to obtain all corporate and shareholder approvals or consents required for the Arrangements, (2) from Andersen Consulting to Click that Andersen Consulting will not be able to obtain all internal Andersen Consulting and Andersen Worldwide approvals required for the Arrangements, (3) from either party to the other that, after good faith negotiations, the notifying party does not anticipate the execution of any of the Definitive Agreements, or (4) by either party of the occurrence of a material adverse change in the affairs of Click. This letter shall also terminate on April 30, 2000 (or such later date mutually agreed by the parties) if no Definitive Agreement has been entered into by such date.

This letter shall be governed by and construed in accordance with the laws of Illinois, without giving effect to conflict of law rules.

Nothing contained in this letter is intended to confer on any party other than the parties hereto any rights, benefits or remedies of any kind or character whatsoever and no person shall be deemed a third-party beneficiary under or by reason of this letter.

Click acknowledges that Andersen Consulting LLP is a partnership formed under the laws of the State of Illinois. Click expressly agrees that Click shall look solely to Andersen Consulting LLP and its property for satisfaction of any claim under this letter and that no partner of Andersen Consulting shall be personally liable for any obligation of Andersen Consulting under this letter or any Definitive Agreement and no recourse may be had against any such partner's private property in order to satisfy any of the obligations of Andersen Consulting under this letter or any Definitive Agreement.

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Please indicate your agreement with the foregoing terms by signing this letter where indicated and returning it to Roy K. Phelan.


Very truly yours,

ANDERSEN CONSULTING LLP

By     /s/ Roy K. Phelan
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Title  Partner
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Date   3/24/00
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ACKNOWLEDGED AND ACCEPTED:

CLICK COMMERCE, INC.

By     ___________________________

Title  ___________________________

Date   ___________________________

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